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Exh. 99.1

    DIGIMARC

E.K. Ranjit
Chief Financial Officer
503-495-4625

John Fread
Public Relations Director
503-495-4557
 jfread@digimarc.com

Miz Nakajima
The Weber Group for Digimarc
503-552-3735
 mnakajima@webergroup.com

FOR IMMEDIATE RELEASE

Digimarc Provides Preliminary Third Quarter Results

TUALATIN, Ore.—October 8, 2001—Digimarc Corporation (NASDAQ: DMRC), the world leader in digital watermarking solutions, today announced preliminary financial results for the quarter ended September 30, 2001. Based on preliminary information available to date, the Company expects to report a loss from operations within or slightly below the range of its previous guidance on lower than expected revenues.

The company anticipates that it will report revenues in the range of $2.8 million to $3.1 million for the quarter ended September 30, 2001, compared with the Company's previous guidance of $4.2 million to $4.5 million. Based on these estimated revenues, the Company expects to report a net loss of approximately $0.27 to $0.30 per share for the third quarter, near the higher end of the range of previous guidance of $0.23 to $0.27 loss. The Company's cash, cash equivalents and short-term investments at September 30, 2001 are expected to be approximately $125 million or $7.45 per share.

"Certain aspects of the revenue growth and market momentum we have experienced over the last several quarters were affected in the third quarter by the tragic events on September 11 and the worsening of an already difficult economic environment," said Bruce Davis, CEO of Digimarc, further noting that "we believe that several large transactions that we expected to close in September were derailed because of the uncertain economic climate that has accompanied these recent events. At this point, we do not have visibility as to whether or when these deals will be completed." Davis continued, "although a substantial portion of our revenues are derived from long term agreements that were not affected by these circumstances, much of our projected growth is dependent upon adoption of our technologies, products and services by new customers."

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T.+1 503.885.9699  F.+1 503.885.9880  19801 SW 72nd Avenue, Suite 250  Tualatin, OR  97062  USA  www.digimarc.com

"In the short term we expect business conditions to remain challenging. Nevertheless, we also believe that the current market environment may provide us with opportunities to strengthen our leadership position in watermarking technologies and gain new business in security applications. Our cash position is strong and we intend to carefully manage our expenses until the uncertainty abates. Despite the challenging market conditions, we remain confident that our business strategy, especially our obvious relevance to a variety of security applications, supported by our intellectual property position, will provide continuing opportunities for growth of our business in 2002 and beyond," added Davis.

Digimarc is scheduled to release full third quarter results on October 17, 2001, and expects to give further guidance on the company's expected future financial performance at that time.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Ore., is the world leader in digital watermarking solutions. Digimarc's patented digital watermarking technology is used in a range of solutions for brand protection, brand management and security applications. The technology allows digital data to be embedded imperceptibly in traditional and digital media content including, photographic or artistic images, movies, music, packaging, printed materials, promotional items, value documents, tickets and holograms, among others. The company continues to build a pervasive new communications platform by developing an increasing array of diverse product offerings. These offerings benefit a broad range of consumers, corporations and government institutions, enhancing the protection of copyrights, security of value documents, management of media and fostering integrated marketing and e-commerce for many goods and services. Digimarc's leading customers include creative professionals, major media companies and central banks.

The company's offerings include the Digimarc MediaBridge™ family of solutions for brand management and enhancement, and the Digimarc family of security solutions for brand and document protection. The MediaBridge family includes Digimarc ImageBridge™, a means to communicate copyrights in digital images, track the images on the Internet and facilitate online licensing and related e-commerce, as well as Digimarc MediaBridge™ for Packaging and for Promotions, which offer a fundamentally new way for consumers to access the Internet using printed materials as direct portals to relevant destinations on the Internet. Digimarc's security family includes an anti-counterfeiting system, developed in cooperation with a consortium of leading central banks that deters the use of personal computers in the counterfeiting of value documents. Digimarc is also a member of the Video Watermarking Group (VWM Group), which includes Hitachi, Macrovision, NEC, Philips, Pioneer and Sony, to provide video copy prevention and play control solutions for digital recording devices. In addition, Digimarc video watermarking technology is being licensed for innovative new applications, such as broadcast monitoring. Digimarc has more than 250 U.S. patents pending and 29 issued. Digimarc's vision is to have its watermarking technology become a standard feature of all media content. Please go to www.digimarc.com for more company information.

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T.+1 503.885.9699  F.+1 503.885.9880  19801 SW 72nd Avenue, Suite 250  Tualatin, OR  97062  USA  www.digimarc.com

Securities Safe Harbor

This press release contains forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include expectations regarding future revenue or financial performance as well as opportunities that may be available to Digimarc. All forward-looking statements contained herein are subject to certain assumptions, risks and uncertainties. Although Digimarc believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations or from historical results. Such risks and uncertainties are outlined in Digimarc's Annual Report on Form 10-K for 2000 and its most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission. Digimarc is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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T.+1 503.885.9699  F.+1 503.885.9880  19801 SW 72nd Avenue, Suite 250  Tualatin, OR  97062  USA  www.digimarc.com

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  Exh. 99.1